Exhibit 10.4
NATIONAL FUEL GAS COMPANY
EXECUTIVE ANNUAL CASH INCENTIVE PROGRAM
     NATIONAL FUEL GAS COMPANY (the “Company”) hereby establishes this NATIONAL FUEL GAS COMPANY EXECUTIVE ANNUAL CASH INCENTIVE PROGRAM (the “Program”) as of this 1st day of October, 2008, in accordance with the terms provided herein.
     Section 1. Incentive Program Purpose. The purposes of the Program are to enable the Company and its majority-owned subsidiaries (the “Subsidiaries”) to attract, retain, motivate and reward officers and key employees by providing them with short-term incentive opportunities directly linked to the Company’s and the individual’s performance.
     Section 2. Eligibility. Except for those executive officers who are participating for the same period in the National Fuel Gas Company Annual At Risk Compensation Incentive Plan, each officer of the Company and its Subsidiaries who has been designated by the Board as an “executive officer” for purposes of the Securities Exchange Act of 1934, as amended, shall participate in this Program (each, an “Executive Participant”). In addition, the Chief Executive Officer of the Company (the “CEO”), at his sole discretion, may select other officers or key employees of the Company and its Subsidiaries to participate in the Program (each, a “Designated Participant”).
     Section 3. Performance Periods and Target Incentives. With respect to each Executive Participant and each Designated Participant (each, a “Participant”), the CEO shall establish a target incentive opportunity (the “Target Incentive”) applicable to such Participant with respect to any Performance Period, which shall be a percentage of base salary; provided that, the Target Incentive with respect to each Executive Participant shall be subject to the approval of the Compensation Committee of the Company of the Board of Directors (the “Committee”). A “Performance Period” shall be the then-current fiscal year of the Company. In the event that an employee becomes an officer or an executive officer after the commencement of any Performance Period (including by reason of having first been hired after the commencement of the Performance Period), the CEO shall determine the basis, if any, on which such person shall be permitted to participate in the Program for such Performance Period (including, but not limited to, whether the Participant’s Target Incentive will be pro-rated to reflect his or her eligibility for only a portion of the Performance Period).
     Section 4. Performance Conditions and Performance Levels.
     (a) Establishment of Performance Conditions. No later than ninety days following the beginning of the Performance Period, the CEO shall establish the performance objectives (the “Performance Conditions”) which must be achieved for a Participant to receive payment in respect of his or her Target Incentive (or a specified multiple thereof) for that Performance Period; provided that the Performance Conditions and the levels of achievement for an Executive Participant shall be approved by the Committee. The Performance Conditions may be based on the performance of the Company or one or more of its Subsidiaries, either on an absolute or comparative basis, and/or upon individual performance criteria established for the Participant or a class of Participants. The Performance Conditions need not be the same for each Participant, or for the same Participant with respect to different Performance Periods. Where more than one

Performance Condition is established, the Performance Conditions shall allocate the Target Incentive among the Performance Conditions, provided that, for this purpose, multiple Performance Conditions may be combined and treated as a single Performance Condition. At least seventy-five percent (75%) of a Participant’s Target Incentive will be dependent on objective Performance Conditions. Twenty-five percent (25%) of a Participant’s Target Incentive may be designated as discretionary.
     (b) Threshold, Target and Maximum Performance Levels. With respect to each Performance Period, the CEO shall establish, at a minimum, a threshold level of performance (or the portion thereof allocable to a particular Performance Condition or Conditions (the “Allocable Portion”)) at which 100% of the Target Incentive shall be payable and a maximum level of performance at which 200% of the Target Incentive will be payable, subject in each case to the CEO’s discretion to reduce the amount payable to any Participant based on such factors as the CEO shall determine. For performance levels between two established performance levels, the percent of Target Incentive (or any Allocable Portion) payable will be determined by mathematical interpolation, where appropriate.
     Section 5. Performance Achievement. Payment of any compensation under the Program is expressly contingent upon achievement, in whole or in part, of the Performance Conditions for such Performance Period. The amount payable to a Participant with respect to his or her Target Incentive (or the Allocable Portion) with respect to any Performance Conditions will be determined based on the assessment of achievement against such Performance Conditions with respect to such Performance Period. To the extent that any Performance Condition is based on the individual performance of a Participant that is not otherwise objectively determinable by application of a formula or other mathematical or statistical measure, the level of achievement of such Performance Condition shall be determined based on the CEO’s subjective determination of the individual’s performance.
     Section 6. Payment of Cash. Except as provided in Section 8, any amount payable to a Participant in respect of any Performance Period shall be paid to the Participant (or, where applicable, the Participant’s beneficiary or legal representative) in a single lump sum cash amount not later than 2 1/2 months after the end of the calendar year in which the relevant Performance Period ends.
     Section 7. Employment Conditions to Payment.
     (a) Full Award Requires Service for Entire Performance Period. To be entitled to payment in full of any amount payable in respect of any Target Incentive, a Participant must be in the continuous employ of the Company or a Subsidiary from the date he or she is selected as a Participant through the last day of the applicable Performance Period. Except as provided in Section 7(b), if a Participant’s employment terminates for any reason during a Performance Period (including, but not limited to, the Participant’s voluntary resignation), such Participant shall be entitled to receive payment of the amount, if any, determined pursuant to Section 7(c).
     (b) Termination for Cause or Termination Before Six Months of the Performance Period Have Passed. If a Participant’s employment is terminated (i) for “Cause” at any time prior to payment of any amount in respect of any Target Incentive under Section 6, or (ii) for any other reason and fewer than six months of the Performance Period have passed, then such Participant shall forfeit any right to receive any payment in respect of his or her Target Incentive for that Performance Period (regardless of whether the Performance Period shall have been completed and an amount would otherwise have been payable to the Participant in respect of his or her Target Incentive). For purposes of this Plan, the term “Cause” means (i) the Participant’s failure to follow or comply with a reasonable and lawful written directive of the Board of Directors or the CEO, (ii) the Participant’s failure to perform the substantial responsibilities of his or her position, (iii) any act of dishonesty, gross negligence, or misconduct by the Participant, including any violation of a material Company policy or breach of fiduciary duty owed by the Participant to the Company (even if no harm results from such act), (iv) the Participant’s conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or the Participant’s willful violation of any law, rule or regulation, or (v) the Participant engages in, or is interested in, (as owner, partner, shareholder, employee, director, agent, consultant or otherwise), any business which is a “competitor” of the Company. “Competitor” of the Company is any corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or parent, subsidiary or division of any of the foregoing, which is engaged in the transportation, purchase, brokering, marketing or trading of natural gas or other energy products or services which are competitive to the Company’s products or services, any of which is engaged in within 50 miles of the geographic area in which the Company is engaged in such competitive business, provided that a present or future investment in the securities of companies listed on a national securities exchange or traded on the over-the-counter market to the extent such investments do not exceed 2% of the total outstanding shares of such company will not constitute engagement or interest in a “competitor.”
     (c) Termination for Any Other Reason and the Passing of Six or More Months of the Performance Period. Subject to the last sentence of this Section 7(c), if a Participant’s employment terminates during a Performance Period for any reason other than Cause and six or more months of the Performance Period have passed, the amount payable to the Participant in respect of the Participant’s Target Incentive for any Performance Period shall be equal to the product of (x) the amount that would have been payable in respect of the Participant’s Target Incentive had such Participant been employed for the entire Performance Period (as determined in accordance with Section 5 based on the CEO’s assessment of the achievement of the Performance Conditions for the Performance Period) multiplied by (y) the Participant’s Pro-Rata Fraction. With respect to any Participant, the “Pro-Rata Fraction” is a fraction, the numerator of which is the number of days in the Performance Period completed prior to and including the date of Participant’s termination of employment, and the denominator of which is the total number of days in the Performance Period. To the extent a Participant becomes entitled to receive any payment as provided in this Section 7(c), such payment shall be made not later than 2 1/2 months after the end of the calendar year in which the relevant Performance Period ends. Any payment to a Participant pursuant to this Section 7(c) shall be subject to the CEO’s discretion described in Section 4(b), as well as such terms and conditions (including, but not limited to, the execution of a release and/or certain restrictive covenants in favor of the Company) as the CEO shall determine not later than the date of such Participant’s termination of employment.

     Section 8. Change of Control. In the event of a Change of Control, all then in progress Performance Periods shall be deemed to have ended as of the end of the last fiscal quarter of the Company ended prior to the occurrence of such Change of Control and the rights of each Participant to receive payment in respect of any outstanding Target Incentive shall be determined in the following manner: (i) the Performance Period shall be deemed to have ended as of the end of the fiscal quarter ended coincident with or immediately prior to the occurrence of such Change of Control; (ii) the CEO, as determined immediately prior to such Change of Control, shall certify the amount payable with respect to each Target Incentive based on achievement of the Performance Conditions through the end of the truncated Performance Period, but annualizing the performance for the then current fiscal year and subject to such other adjustments, if any, specified by the Committee at the time such Performance Conditions are first established; and (iii) the amount payable to each Participant shall be equal to the product of (A) the amount determined pursuant to subclause (ii) and (B) a fraction, the numerator of which is the number of days in the Performance Period completed prior to, and including, the Change of Control and the denominator of which is the total number of days in the Performance Period.
     For purposes of this Plan, a “Change in Control” shall mean:
     (i) either (a) receipt by the Company of a report on Schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(d) of the 1934 Act disclosing that any person (as such term is used in Section 13(d) of the 1934 Act) (“Person”), is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company or (b) actual knowledge by the Company of facts, on the basis of which any Person is required to file such a report on Schedule 13D, or to make an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the 1934 Act) disclosing that such Person is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company;
     (ii) purchase by any Person, other than the Company, a Subsidiary or any employee benefit plan of the Company or any Subsidiary, of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration, provided that, after consummation of the offer, such Person is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock);
     (iii) consummation of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (b) any consolidation or merger in which the Company is the continuing or surviving corporation but in which the common shareholders of the Company immediately prior to the consolidation or merger do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation (except where such holders of common stock hold at least a majority of the common stock of the corporation which owns all of the common stock of the Company), or (c) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or
     (iv) a change in the majority of the members of the Board of Directors within a 24-month period unless the election or nomination for election by the Company’s shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.
     Section 9. Administration. The CEO (or such other officer or officers to whom the CEO shall delegate such responsibility (each, a “Delegate”)) shall administer and interpret the Plan. The CEO shall establish the Performance Conditions for any Performance Period in accordance with Section 4 and determine whether such Performance Conditions have been obtained with respect to such Performance Period in accordance with Section 5. Any determination made by the CEO under the Plan shall be final and conclusive. The CEO (or any Delegate) may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. Neither the CEO nor any Delegate shall be liable for any action or determination made in good faith under the Program or with respect to any Target Incentive awarded or payable thereunder.
     Section 10. Nonassignment. A Participant shall not be permitted to assign, alienate or otherwise transfer any interest in his or her Target Incentive and any attempt to do so shall be void. A Participant’s interests under this Plan shall not be subject to garnishment or execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized. This Plan shall be an unfunded plan and a Participant shall have only the rights of a general creditor of the Company with respect to such Participant’s interest under this Plan.
     Section 11. Impact on Benefit Plans. Payments under the Program shall be considered as earnings for purposes of any of the Company’s employee benefit plans, programs or arrangements, including, but not limited to, its qualified retirement plans or non-qualified retirement plans or for any other retirement or benefit plan, unless otherwise excluded under the terms of any such plan. Nothing herein shall prevent the Company from maintaining additional compensation plans and arrangements, provided however that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Program regardless of whether the applicable Performance Condition was attained.
     Section 12. Successors. The obligation of the Company under the Program shall be binding upon the successors and assigns of the Company.

     Section 13. Applicable Law. This Program shall be governed by and construed under the laws of the State of New York without regard to its conflict of law provisions.
     Section 14. Severability. In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 15. Tax Withholding. The Company shall have the power to withhold from any amount payable hereunder an amount sufficient to satisfy federal, state and local or non-U.S. withholding tax requirements on any amount payable under this Program.
     Section 16. No Voluntary Election to Defer. Unless and to the extent expressly permitted by the Company on such terms and conditions as it shall deem necessary or appropriate, no amount payable under the Program may be electively deferred by a Participant past the date as of which such amount would otherwise be paid hereunder. Notwithstanding the foregoing, the Company may defer payment of any amount payable in respect of any Target Incentive if and to the extent such payment would, if made at the time otherwise required under the Program, not be deductible by the Company or any Subsidiary by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding anything in this Program to the contrary, any deferral of payment permitted or required in accordance with this Section 16 shall at all times comply with the applicable provisions of Section 409A of the Code and all determinations with respect thereto shall be made in a manner intended to avoid the imposition on any Participant of the additional taxes set forth in such Section 409A.
     Section 17. No Guarantee of Employment. Nothing in this Plan shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or a Subsidiary.
     Section 18. Headings. The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program. Except when otherwise indicated by the context, the singular shall be read and interpreted as the plural (when appropriate), and the plural shall include the singular.
     Section 19. Amendment or Termination of this Program. This Program may be amended, suspended or terminated by the Company at any time upon approval by the Compensation Committee of the Board of Directors (or such other committee of that the Board shall authorize to take such action). Notwithstanding the foregoing, no amendment, suspension or termination shall adversely affect a Participant’s rights with respect to any Target Incentive previously established, except as provided herein.

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